EXHIBIT 10.20

EXECUTION COPY

$500,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

June 29, 2006

among

Duke Power Company LLC,

The Banks Listed Herein,

Citibank, N.A.,

as Administrative Agent

and

Bank of America, N.A.,

as Syndication Agent

Citigroup Global Markets Inc. and

Banc of America Securities LLC

Joint Lead Arrangers and

Joint Bookrunners

Deutsche Bank Securities Inc.,

JPMorgan Chase Bank, N.A. and

UBS AG, Stamford Branch

Documentation Agents

i

COMMITMENT SCHEDULE
PRICING SCHEDULE

EXHIBIT A -	Note
EXHIBIT B-1 -	Opinion of Internal Counsel of the Borrower
EXHIBIT B-2 -	Opinion of Special Counsel for the Borrower
EXHIBIT C -	Opinion of Davis Polk & Wardwell, Special Counsel for the Agents
EXHIBIT D -	Assignment and Assumption Agreement
EXHIBIT E -	Extension Agreement
EXHIBIT F -	Notice of Issuance
EXHIBIT G -	Approved Form of Letter of Credit

ii

AMENDED AND RESTATED CREDIT AGREEMENT

AGREEMENT dated as of June 29, 2006 among DUKE POWER COMPANY LLC, the BANKS listed on the signature pages hereof, CITIBANK, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., as Syndication Agent.

W I T N E S S E T H:

WHEREAS, the Borrower, the Banks party hereto, and the Agents are parties to a Credit Agreement dated as of June 30, 2004 (as amended and/or restated to the Effective Date (as defined below), the “Existing Agreement”); and

WHEREAS, the parties hereto wish to modify the Existing Agreement in a number of respects, as more fully set forth below;

NOW, THEREFORE, the parties hereto hereby agree that, on and as of the Effective Date, the Existing Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Additional Bank” means any financial institution that becomes a Bank for purposes hereof pursuant to Section 2.17 or 8.06.

“Administrative Agent” means Citibank, N.A. in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affiliate” means, as to any Person (the “specified Person”) (i) any Person that directly, or indirectly through one or more intermediaries, controls the specified Person (a “Controlling Person”) or (ii) any Person (other than the specified Person or a Subsidiary of the specified Person) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless otherwise specified, “Affiliate” means an Affiliate of the Borrower.

“Agent” means any of the Administrative Agent, the Syndication Agent or the Documentation Agents.

“Agreement” means the Existing Agreement as amended and restated by this Amended Agreement and as the same may be further amended from time to time after the date hereof.

“Amended Agreement” means this Amended and Restated Credit Agreement dated as of June 29, 2006.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Approved Fund” means any Fund that is administered or managed by (i) a Bank, (ii) an Affiliate of a Bank or (iii) an entity or an Affiliate of an entity that administers or manages a Bank.

“Approved Officer” means the president, a vice president, the treasurer, an assistant treasurer or the controller of the Borrower or such other representative of the Borrower as may be designated by any one of the foregoing with the consent of the Administrative Agent.

“Assignee” has the meaning set forth in Section 9.06(c).

“Bank” means each bank or other financial institution listed on the signature pages hereof, each Additional Bank, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors. Each reference herein to a “Bank” shall, unless the context otherwise requires, include each Issuing Bank in such capacity.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Citibank Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

“Base Rate Loan” means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

“Borrower” means Duke Power Company LLC, a North Carolina limited liability company, and its successors. The Borrower is currently doing business under the name Duke Energy Carolinas, LLC, and intends to change its legal name to Duke Energy Carolinas, LLC effective October 1, 2006.

“Borrowing” has the meaning set forth in Section 1.03.

“Citibank Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its base rate in effect at its principal office in New York City. Each change in the Citibank Rate shall be effective on the date such change is publicly announced.

“Commitment” means (i) with respect to any Bank listed on the signature pages hereof, the amount set forth opposite its name on the Commitment Schedule as its Commitment and (ii) with respect to each Additional Bank or Assignee which becomes a bank pursuant to Sections 2.17, 8.06 and 9.06(c), the amount of the Commitment thereby assumed by it, in each case as such amount may from time to time be reduced pursuant to Section 2.08, 2.10, 8.06 or 9.06(c) or increased pursuant to Section 2.17, 8.06 or 9.06(c).

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Commitment Termination Date” means, for each Bank, June 29, 2011, as such date may be extended from time to time with respect to such Bank pursuant to Section 2.01(c) or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Company” means Duke Energy Corporation, a Delaware corporation, originally incorporated as Deer Holding Corporation, a Delaware corporation.

“Consolidated Capitalization” means the sum of (i) Consolidated Indebtedness, (ii) consolidated common equityholders’ equity as would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles, (iii) the aggregate liquidation preference of preferred or priority equity interests (other than preferred or priority equity interests subject to mandatory redemption or repurchase) of the Borrower and its Consolidated Subsidiaries upon involuntary liquidation, (iv) the aggregate outstanding amount of all Equity Preferred Securities and (v) minority interests as would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles.

“Consolidated Indebtedness” means, at any date, all Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Subsidiary” means, for any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date; unless otherwise specified “Consolidated Subsidiary” means a Consolidated Subsidiary of the Borrower.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Departing Bank” means any Person which is a Bank under the Existing Agreement but does not have a Commitment under this Amended Agreement.

“Documentation Agent” means each of Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, in its capacity as a documentation agent in connection with the credit facility provided under this Agreement.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or, with respect to any Letter of Credit issued or to be issued in the State of North Carolina, in the State of North Carolina are authorized by law to close.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Effective Date” means the date this Amended Agreement becomes effective in accordance with Section 3.01.

“Endowment” means the Duke Endowment, a charitable common law trust established by James B. Duke by Indenture dated December 11, 1924.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Preferred Securities” means any securities, however denominated, (i) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (ii) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (iii) that are perpetual or mature no less than 20 years from the date of issuance, (iv) the indebtedness issued in connection with which, including any guaranty, is subordinated in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty and (v) the terms of which permit the deferral of interest or distributions thereon to date occurring after the first anniversary of the Commitment Termination Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

“Euro-Dollar Margin” means the applicable rate per annum determined in accordance with the Pricing Schedule.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.06(b) on the basis of a London Interbank Offered Rate.

“Euro-Dollar Reference Banks” means the principal London offices of Citibank, N.A. and Bank of America, N.A.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.15.

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Agreement” has the meaning set forth in the Recitals.

“Facility Fee Rate” has the meaning set forth in the Pricing Schedule.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Citibank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Final Maturity Date” means, for each Bank, the first anniversary of its Commitment Termination Date or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been if it had not been so converted or made.

“Increased Commitments” has the meaning set forth in Section 2.17.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable incurred in the ordinary course of business), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (iv) all indebtedness under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (v) the face amount of all outstanding letters of credit issued for the account of such Person (other than letters of credit relating to indebtedness included in Indebtedness of such Person pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder, (vi) indebtedness secured by any Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (vii) all direct guarantees of Indebtedness referred to above of another Person, (viii) all amounts payable in connection with mandatory redemptions or repurchases of preferred stock or member interests or other preferred or priority equity interests and (ix) any obligations of such Person (in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person.

“Interest Period” means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six, or, if deposits of a corresponding maturity are generally available in the London interbank market, nine or twelve, months thereafter, as the Borrower may elect in such notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month;

provided further that: (x) no Interest Period applicable to any Loan of any Bank which begins before such Bank’s Commitment Termination Date may end after such Bank’s Commitment Termination Date; and (y) no Interest Period applicable to any Loan of any Bank may end after such Bank’s Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment Grade Status” exists as to any Person at any date if all senior long-term unsecured debt securities of such Person outstanding at such date which had been rated by S&P or Moody’s are rated BBB- or higher by S&P or Baa3 or higher by Moody’s, as the case may be.

“Issuing Bank” means Wachovia Bank, National Association, and any other Bank that may agree to issue letters of credit hereunder, in each case as issuer of a Letter of Credit hereunder.

“Letter of Credit” means a letter of credit issued or to be issued hereunder by an Issuing Bank in accordance with Section 2.15.

“Letter of Credit Liabilities” means, for any Bank and at any time, such Bank’s ratable participation in the sum of (x) the amounts then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a loan made by a Bank pursuant to Section 2.01(a) or 2.01(b); provided that, if any loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).

“Material Debt” means Indebtedness of the Borrower or any of its Material Subsidiaries in an aggregate principal amount exceeding $150,000,000.

“Material Plan” has the meaning set forth in Section 6.01(i).

“Material Subsidiary” means at any time any Subsidiary of the Borrower that is a “significant subsidiary” (as such term is defined on the Effective Date in Regulation S-X of the Securities and Exchange Commission (17 CFR 210.1-02(w)), but treating all references therein to the “registrant” as references to the Borrower).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Indenture” means the First and Refunding Mortgage between the Borrower and JPMorgan Chase Bank, as successor trustee, dated as of December 1, 1927, as amended or supplemented from time to time.

“Notes” means promissory notes of the Borrower, in the form required by Section 2.04, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.09(b).

“Notice of Issuance” has the meaning set forth in Section 2.15(b).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by a member of the ERISA Group for employees of a member of the ERISA Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Quarterly Payment Date” means the first Domestic Business Day of each January, April, July and October.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.15 to reimburse the Issuing Banks for amounts paid by the Issuing Banks in respect of any one or more drawings under Letters of Credit.

“Required Banks” means at any time Banks (i) having at least 51% of the sum of the aggregate amount of the Commitments or (ii) if all the Commitments shall have been terminated, holding at least 51% of the sum of the aggregate unpaid principal amount of the Loans and the aggregate Letter of Credit Liabilities.

“Revolving Credit Loan” means a loan made or to be made by a Bank pursuant to Section 2.01(a); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Revolving Credit Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Revolving Credit Period” means, with respect to any Bank, the period from and including the Effective Date to but not including its Commitment Termination Date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Substantial Assets” means assets sold or otherwise disposed of in a single transaction or a series of related transactions representing 25% or more of the consolidated assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent in respect of this Agreement.

“Term Loan” means a loan made or to be made by a Bank pursuant to Section 2.01(b); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Term Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Trust” means The Doris Duke Trust, a trust established by James B. Duke by Indenture dated December 11, 1924 for the benefit of certain relatives.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or the Plan under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Utilization” has the meaning set forth in the Pricing Schedule.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro Dollar Loans).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments to Lend. (a) Revolving Credit Loans. During its Revolving Credit Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this subsection from time to time in amounts such that the aggregate principal amount of Loans by such Bank, together with its Letter of Credit Liabilities, at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this subsection shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments in effect on the date of Borrowing; provided that, if the Interest Period selected by the Borrower for a Borrowing would otherwise end after the Commitment Termination Dates of some but not all Banks, the Borrower may in its Notice of Borrowing elect not to borrow from those Banks whose Commitment Termination Dates fall prior to the end of such Interest Period. Within the foregoing limits, the Borrower may borrow under this subsection (a), or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time during the Revolving Credit Periods under this subsection (a).

(b) Term Loans. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make a loan to the Borrower on its Commitment Termination Date in an amount such that the principal amount of the Loans by such Bank, together with its Letter of Credit Liabilities, shall not exceed its Commitment; provided that no Bank shall be obligated to make a loan pursuant to this subsection if any Commitment shall have been extended pursuant to Section 2.01(c) to a date later than the Commitment Termination Date of such Bank. Each Borrowing under this Section 2.01(b) shall be made from the several Banks having the same Commitment Termination Date ratably in proportion to their respective Commitments.

(c) Extension of Commitments. The Borrower may, upon notice to the Administrative Agent not less than 60 days but no more than 90 days prior to any anniversary of the Effective Date, propose to extend the Commitment Termination Dates for an additional one-year period measured from the Commitment Termination Dates then in effect. The Administrative Agent shall promptly notify the Banks of receipt of such request. Each Bank shall endeavor to respond to such request, whether affirmatively or negatively (such determination in the sole discretion of such Bank), by notice to the Borrower and the Administrative Agent within 30 days. Subject to the execution by the Borrower, the Administrative Agent and such Banks of a duly completed Extension Agreement in substantially the form of Exhibit E, the Commitment Termination Date applicable to the Commitment of each Bank so affirmatively notifying the Borrower and the Administrative Agent shall be extended for the period specified above; provided that no Commitment Termination Date of any Bank shall be extended unless Banks having Commitments in an aggregate amount equal to at least 51% in aggregate amount of the Commitments in effect at the time any such extension is requested shall have elected so to extend their Commitments. Any Bank which does not give such notice to the Borrower and the Administrative Agent shall be deemed to have elected not to extend as requested, and the Commitment of each non-extending Bank shall terminate on its Commitment Termination Date determined without giving effect to such requested extension. The Borrower may, in accordance with Section 8.06, designate another bank or other financial institution (which may be, but need not be, an extending Bank) to replace a non-extending Bank.

Section 2.02. Notice of Borrowings. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 11:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(b) the aggregate amount of such Borrowing;

(c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and

(d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 1:00 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent’s aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such

Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and, if such Bank shall not have made such payment within two Domestic Business Days of demand therefor, the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

(d) The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make a Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank.

Section 2.04. Registry; Notes. (a) The Administrative Agent shall maintain a register (the “Register”) on which it will record the Commitment of each Bank, each Loan made by such Bank and each repayment of any Loan made by such Bank. Any such recordation by the Administrative Agent on the Register shall be conclusive, absent manifest error. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder.

(b) The Borrower hereby agrees that, promptly upon the request of any Bank at any time, the Borrower shall deliver to such Bank a duly executed Note, in substantially the form of Exhibit A hereto, payable to the order of such Bank and representing the obligation of the Borrower to pay the unpaid principal amount of the Loans made to the Borrower by such Bank, with interest as provided herein on the unpaid principal amount from time to time outstanding.

(c) Each Bank shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and each Bank receiving a Note pursuant to this Section, if such Bank so elects in connection with any transfer or enforcement of its Note, may endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of such Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Such Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

Section 2.05. Maturity of Loans; Effect of Cash Collateralization of Letters of Credit. (a) Each Revolving Credit Loan made by any Bank shall mature, and the principal amount thereof shall be due and payable together with accrued interest thereon, on the Commitment Termination Date of such Bank.

(b) The Term Loan of each Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Final Maturity Date.

(c) If any provision of any debt instrument or other agreement or instrument binding upon the Borrower, including without limitation this Agreement, would be contravened by any deposit required hereunder to cash collateralize any Letter of Credit Liabilities, the Borrower shall either (x) obtain a waiver of such provision, (y) prepay the debt incurred under such debt instrument and terminate such debt instrument or (z) make other arrangements satisfactory to the Required Banks; it being understood and agreed that the risk of any such contravention shall be borne solely by the Borrower and not by the Banks and shall in no event constitute a defense available to the Borrower for nonperformance of its obligations hereunder.

Section 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date, at maturity and on the date of termination of the Commitments in their entirety. Any overdue principal of or overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “London Interbank Offered Rate” applicable to any Interest Period means the rate appearing on Page 3750 of the Telerate Service Company (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of the Telerate Service, as may be nominated by the British Bankers’ Association for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of

11:00 A.M. (London time) two Euro-Dollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not so available at such time for any reason, then the “London Interbank Offered Rate” for such Interest Period shall be the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period. If any Euro-Dollar Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation furnished by the remaining Euro-Dollar Reference Bank or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

(c) Any overdue principal of or overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 1% plus the higher of (i) the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due and (ii) the Base Rate for such day.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks by telecopy, telex or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error unless the Borrower raises an objection thereto within five Domestic Business Days after receipt of such notice.

Section 2.07. Fees. (a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Bank a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule). Such facility fee shall accrue (i) from and including the Effective Date to but excluding such Bank’s Commitment Termination Date, on the daily average aggregate amount of such Bank’s Commitment (whether used or unused) and (ii) from and including such Bank’s Commitment Termination Date to but excluding the date such Bank’s Loans and Letter of Credit Liabilities shall be repaid in their entirety, on the daily average aggregate outstanding principal amount of such Bank’s Loans and Letter of Credit Liabilities.

(b) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent (i) for the account of the Banks ratably a letter of credit fee accruing daily on the aggregate amount then available for drawing under all outstanding Letters of Credit at a rate per annum equal to the then applicable Euro-Dollar Margin and (ii) for the account of each Issuing Bank a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Bank at a rate per annum of 0.125% (or such other rate as may be mutually agreed from time to time by the Borrower and such Issuing Bank).

(c) Payments. Accrued fees under this Section for the account of any Bank shall be payable quarterly in arrears on each Quarterly Payment Date and upon such Bank’s Commitment Termination Date and Final Maturity Date (and, if later, the date the Loans and Letter of Credit Liabilities of such Bank shall be repaid in their entirety).

Section 2.08. Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time, or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000 the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans and Letter of Credit Liabilities.

Section 2.09. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8 and the last sentence of this subsection (a)), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.13 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $10,000,000 or any larger multiple of $1,000,000.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.09(a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period”.

(c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection 2.09(a) above, the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If no Notice of Interest Rate Election is timely received prior to the end of an Interest Period for any Group of Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans as of the last day of such Interest Period.

(d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.02.

Section 2.10. Mandatory Termination of Commitments. The Commitment of each Bank shall terminate on such Bank’s Commitment Termination Date, and any Revolving Credit Loans of such Bank then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.11. Optional Prepayments. (a) The Borrower may (i) upon notice to the Administrative Agent not later than 11:00 A.M. (New York City time) on any Domestic Business Day prepay on such Domestic Business Day any Group of Base Rate Loans and (ii) upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent not later than 11:00 A.M. (New York City time) prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and together with any additional amounts payable pursuant to Section 2.13. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group or Borrowing.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01 and without reduction by reason of any set-off, counterclaim or deduction of any kind. The Administrative Agent will promptly distribute to each Bank in like funds its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or Letter of Credit Liabilities or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a Base Rate Loan or continued as a Euro-Dollar Loan for a new Interest Period (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.03(a), 2.09(c) or 2.11(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.14. Computation of Interest and Fees. Interest based on the Base Rate and facility fees hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and Letter of Credit fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.15. Letters of Credit.

(a) Subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit hereunder from time to time before its Commitment Termination Date upon the request of the Borrower; provided that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the Letter of Credit Liabilities plus the aggregate outstanding principal amount of the Revolving Credit Loans shall not exceed the aggregate amount of the Commitments and (ii) the aggregate amount of the Letter of Credit Liabilities shall not exceed $250,000,000. Upon the date of issuance by the Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its Commitment bears to the aggregate Commitments; provided that (i) if the scheduled Commitment Termination Date of a Bank falls prior to the expiry date of a Letter of Credit then outstanding and the Commitments of the other Banks are extended on such date in accordance with Section 2.01(c), such Bank’s participation in such Letter of Credit shall terminate on its Commitment Termination Date, and the participations of the other Banks therein shall be redetermined pro rata in proportion to their Commitments after giving effect to the termination of the Commitment of such former Bank; and (ii) in the event that the Commitments of the other Banks are not extended in accordance with Section 2.01(c), then such Bank’s participation in all Letters of Credit shall remain at the level existing prior to the proposed extension, regardless of whether the expiry of any such Letters of Credit extends beyond such Bank’s Commitment Termination Date. If and to the extent necessary to permit redetermination of the participations in Letters of Credit pursuant to clause (i) of the foregoing proviso within the limits of the Commitments which are not terminated, the Borrower shall prepay on such date all or a portion of the outstanding Loans and/or secure cancellation of outstanding Letters of Credit, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon its having done so.

(b) The Borrower shall give the Issuing Bank notice at least three Domestic Business Days prior to the requested issuance of a Letter of Credit, or in the case of a Letter of Credit substantially in the form of Exhibit G, at least one Business Day prior to the requested issuance of such Letter of Credit, specifying the date such Letter of Credit is to be issued and describing the terms of such Letter of Credit (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”), substantially in the form of Exhibit F, appropriately completed. Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank’s participation in such Letter of Credit. The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be denominated in U.S. dollars and shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank. Unless otherwise notified by the Administrative Agent, the Issuing Bank may, but shall not be required to, conclusively presume that all conditions precedent set forth in Article 3 have been satisfied. The Borrower shall also pay to each Issuing Bank for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and such Issuing Bank. Except for non-substantive amendments to any Letter of Credit for the purpose of correcting errors or ambiguities or to allow for administrative convenience (which amendments each Issuing Bank may make in its discretion with the consent of the Borrower), the amendment, extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit. If any Letter of Credit contains a provision pursuant to which it is deemed to be automatically renewed unless notice of termination is given by the Issuing Bank of such Letter of Credit, the Issuing Bank shall timely give notice of termination if (i) as of close of business on the seventeenth day prior to the last day upon which the Issuing Bank’s notice of termination may be given to the beneficiaries of such Letter of Credit, the Issuing Bank has received a notice of termination from the Borrower or a notice from the Administrative Agent that the conditions to issuance of such Letter of Credit have not been satisfied or (ii) the renewed Letter of Credit would have a term not permitted by subsection (c) below.

(c) No Letter of Credit shall have a term extending beyond the first anniversary of the Commitment Termination Date of the applicable Issuing Bank.

(d) Upon receipt from the beneficiary of any applicable Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid as a result of such demand or drawing and the payment date. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit without presentment, demand, protest or other formalities of any kind. All such amounts paid by the Issuing Bank and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Base Rate for such day plus, if such amount remains unpaid for more than two Domestic Business Days, 1%. In addition, each Bank will pay to the Administrative Agent, for the account of the applicable Issuing Bank, immediately upon such Issuing Bank’s demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Borrower, an amount equal to such Bank’s ratable share of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the date of the Issuing Bank’s demand for such payment (or, if such demand is made after 12:00 Noon (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Rate and, if such amount remains unpaid for more than five Domestic Business Days after the Issuing Bank’s demand for such payment, at a rate of interest per annum equal to the Base Rate plus 1%. The Issuing Bank will pay to each Bank ratably all amounts received from the Borrower for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto.

(e) The obligations of the Borrower and each Bank under subsection 2.15(d) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(ii) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Banks (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv) payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; provided that the determination by the Issuing Bank to make such payment shall not have been the result of its willful misconduct or gross negligence; or

(v) any other act or omission to act or delay of any kind by any Bank (including the Issuing Bank), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (v), constitute a legal or equitable discharge of the Borrower’s or the Bank’s obligations hereunder.

(f) The Borrower hereby indemnifies and holds harmless each Bank (including the Issuing Bank) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Bank or the Administrative Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur by reason of or in connection with (i) the failure of any other Bank to fulfill or comply with its obligations to such Issuing Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Bank) or (ii) any litigation arising with respect to this Agreement (whether or not the Issuing Bank shall prevail in such litigation)), and none of the Banks (including the Issuing Bank) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection 2.15(e) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit and (iii) any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any government acts or any other circumstances whatsoever, in making or failing to make payment under such Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Bank for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this subsection 2.15(f) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify the Issuing Bank as required by this subsection, the Banks agree to do so ratably in accordance with their Commitments.

(g) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article 7 (other than Sections 7.08 and 7.09) with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 7 included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided herein with respect to the Issuing Bank.

Section 2.16. Regulation D Compensation. In the event that a Bank is required to maintain reserves of the type contemplated by the definition of “Euro-Dollar Reserve Percentage”, such Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least three Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section. Each such notification shall be accompanied by such information as the Borrower may reasonably request.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

Section 2.17. Increase In Commitments; Additional Banks. (a) Subsequent to the Effective Date, the Borrower may, upon at least 30 days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the aggregate amount of the Commitments, provided that after giving effect to any such increase, the total Commitments shall not exceed $700,000,000 (the amount of any such increase, the “Increased Commitments”). Each Bank party to this Agreement at such time shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Borrower and the Administrative Agent to increase its Commitment hereunder.

(b) If any Bank party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Borrower may designate another bank or other lenders (which may be, but need not be, one or more of the existing Banks) which at the time agree to (i) in the case of any such lender that is an existing Bank, increase its Commitment and (ii) in the case of any other such lender (an “Additional Bank”), become a party to this Agreement. The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (b) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request.

Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.17, (i) the respective Letter of Credit Liabilities of the Banks shall be redetermined as of the effective date of such increase and (ii) within five Domestic Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Euro-Dollar Loans then outstanding, the Borrower shall prepay such Group of Loans in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Revolving Credit Loans from the Banks in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Revolving Credit Loans are held by the Banks in such proportion.

ARTICLE 3

CONDITIONS

Section 3.01. Effectiveness. This Amended Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05).

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telecopy, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the Administrative Agent of (i) an opinion of internal counsel of the Borrower, substantially in the form of Exhibit B-1 hereto and (ii) an opinion of Robinson, Bradshaw & Hinson, P.A., special counsel for the Borrower, substantially in the form of Exhibit B-2 hereto, and, in each case, covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(c) receipt by the Administrative Agent of an opinion of Davis Polk & Wardwell, special counsel for the Agents, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(d) receipt by the Administrative Agent of a certificate signed by a Vice President, the Treasurer, an Assistant Treasurer or the Controller of the Borrower, dated the Effective Date, to the effect set forth in clauses (c) and (d) of Section 3.02;

(e) receipt by the Administrative Agent of all documents it may have reasonably requested prior to the date hereof relating to the existence of the Borrower, the limited liability company authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(f) receipt by the Administrative Agent of evidence satisfactory to it of the payment of all principal of and interest on any Loans of any Departing Bank outstanding under the Existing Agreement; and

(g) receipt by the Administrative Agent for the account of the Banks of participation fees as heretofore mutually agreed by the Borrower and the Administrative Agent;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than July 15, 2006. The Administrative Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

On the Effective Date, the Existing Agreement will be automatically amended and restated in its entirety to read as set forth herein. On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Amended Agreement; provided that the rights and obligations of the parties hereto with respect to the period prior to the Effective Date shall continue to be governed by the provisions of the Existing Agreement. The Administrative Agent shall promptly notify the Borrower and each Bank of the effectiveness of this Amended Agreement, and such notice shall be conclusive and binding on all parties hereto. The Commitment of any Person which has a Commitment under the Existing Agreement but not under this Amended Agreement shall terminate on the Effective Date, and all accrued fees and other amounts payable to such Person shall be due on the Effective Date. Within five Domestic Business Days of the Effective Date, in the case of any Base Rate Loans made under the Existing Agreement and outstanding on the Effective Date, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Rate Loans then outstanding under the Existing Agreement, the Borrower shall prepay the same in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in this Article 3, the Borrower shall reborrow Revolving Credit Loans from the Banks in proportion to their respective Commitments under this Amended Agreement, until such time as all outstanding principal amounts are held by the Banks in such proportion.

Section 3.02. Borrowings and Issuance of Letters of Credit. The obligation of any Bank to make a Loan on the occasion of any Borrowing and the obligation of any Issuing Bank to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or receipt by the Issuing Bank of a Notice of Issuance as required by Section 2.15(b), as the case may be;

(b) the fact that, immediately after such Borrowing or issuance of such Letter of Credit, (i) the sum of the aggregate amount of Letter of Credit Liabilities and the aggregate principal amount of the Revolving Credit Loans will not exceed the aggregate amount of the Commitments, and (ii) in the case of an issuance of a Letter of Credit the aggregate amount of the Letter of Credit Liabilities shall not exceed $250,000,000;

(c) the fact that, immediately after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing; and

(d) the fact that the representations and warranties of the Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.04(c) and 4.06) shall be true on and as of the date of such Borrowing or issuance of such Letter of Credit.

Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01. Organization and Power. The Borrower is duly organized, validly existing and in good standing under the laws of North Carolina and has all requisite powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.02. Company and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for the approval of the obtaining of credit pursuant to this Agreement by the North Carolina Utilities Commission and The Public Service Commission of South Carolina which shall have been obtained not later than the Effective Date) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of formation or the limited liability company agreement of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, if and when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2005 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the fiscal year then ended, reported on by Deloitte & Touche, copies of which have been delivered to each of the Banks by using the Borrower’s IntraLinks site, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2006 and the related unaudited consolidated statements of income and cash flows for the three months then ended, copies of which have been delivered to each of the Banks by using the Borrower’s IntraLinks site, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such three-month period (subject to normal year-end adjustments and the absence of footnotes).

(c) Since December 31, 2005, there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.05. Regulation U. The Borrower and its Material Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and no proceeds of any Borrowing and no issuance of Letters of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the value of the assets of the Borrower and its Material Subsidiaries is represented by margin stock.

Section 4.06. Litigation. Except as disclosed in the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and its quarterly report on Form 10-Q for the period ended March 31, 2006, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which would be likely to be decided adversely to Borrower or such Subsidiary and, as a result, have a material adverse effect upon the business, consolidated financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or any Note.

Section 4.07. Compliance with Laws. The Borrower and each Material Subsidiary is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) non-compliance would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 4.08. Taxes. The Borrower and its Material Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Material Subsidiary except (i) where nonpayment would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) where the same are contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and its Material Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

ARTICLE 5

COVENANTS

The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable hereunder remains unpaid or any Letter of Credit Liabilities remain outstanding:

Section 5.01. Information. The Borrower will deliver to each of the Banks:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows, capitalization and retained earnings for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner consistent with the requirements of the Securities and Exchange Commission by Deloitte & Touche or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by an Approved Officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Approved Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.10 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) within five days after any officer of the Borrower with responsibility relating thereto obtains knowledge of any Default, if such Default is then continuing, a certificate of an Approved Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(f) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Material Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Material Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Material Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Material Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Material Plan or makes any amendment to any Material Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

(g) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

Information required to be delivered pursuant to these Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Banks that such information has been posted on the Securities and Exchange Commission website on the Internet at sec.gov/edaux/searches.htm, on the Borrower’s IntraLinks site at intralinks.com or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(c) and such notice or certificate shall also be deemed to have been delivered upon being posted to the Borrower’s IntraLinks site and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 5.01(a), 5.01(b) and 5.01(e) to any Bank which requests such delivery.

Section 5.02. Payment of Taxes. The Borrower will pay and discharge, and will cause each Material Subsidiary to pay and discharge, at or before maturity, all their tax liabilities, except where (i) nonpayment would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Material Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

Section 5.03. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Borrower will, and will cause each of its Material Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business; provided that self-insurance by the Borrower or any such Material Subsidiary shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties self-insure; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04. Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective corporate or other legal existence and their respective rights, privileges and franchises material to the normal conduct of their respective businesses; provided that nothing in this Section 5.04 shall prohibit the termination of any right, privilege or franchise of the Borrower or any Material Subsidiary or of the corporate or other legal existence of any Material Subsidiary or the change in form of organization of the Borrower or any Material Subsidiary if the Borrower in good faith determines that such termination or change is in the best interest of the Borrower, is not materially disadvantageous to the Banks and, in the case of a change in the form of organization of the Borrower, the Administrative Agent has consented thereto.

Section 5.05. Compliance with Laws. The Borrower will comply, and cause each Material Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) noncompliance would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.06. Books and Records. The Borrower will keep, and will cause each Material Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities in accordance with its customary practices; and will permit, and will cause each Material Subsidiary to permit, representatives of any Bank at such Bank’s expense (accompanied by a representative of the Borrower, if the Borrower so desires) to visit any of their respective properties, to examine any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all upon such reasonable notice, at such reasonable times and as often as may reasonably be desired.

Section 5.07. Negative Pledge. The Borrower will not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens granted by the Borrower existing as of the Effective Date securing Indebtedness outstanding on the date of this Agreement in an aggregate principal amount not exceeding $100,000,000;

(b) the Lien of the Mortgage Indenture securing Indebtedness outstanding on the Effective Date or issued hereafter;

(c) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower and not created in contemplation of such event;

(d) any Lien existing on any asset prior to the acquisition thereof by the Borrower and not created in contemplation of such acquisition;

(e) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Indebtedness is not increased and is not secured by any additional assets;

(g) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;

(h) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;

(i) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(j) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;

(k) Liens with respect to judgments and attachments which do not result in an Event of Default;

(l) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;

(m) other Liens including Liens imposed by Environmental Laws arising in the ordinary course of its business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $100,000,000 at any time at which Investment Grade Status does not exist as to the Borrower and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

(n) Liens not otherwise permitted by the foregoing clauses of this Section securing obligations in an aggregate principal or face amount at any date not to exceed $500,000,000.

Section 5.08. Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, Substantial Assets to any Person (other than a Subsidiary); provided that the Borrower may merge with another Person if the Borrower is the entity surviving such merger and, after giving effect thereto, no Default shall have occurred and be continuing.

Section 5.09. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for its general company purposes, including liquidity support for outstanding commercial paper and acquisitions. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.10. Indebtedness/Capitalization Ratio. The ratio of Consolidated Indebtedness to Consolidated Capitalization will at no time exceed 65%.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Loan or Reimbursement Obligation or shall fail to pay, within five days of the due date thereof, any interest, fees or any other amount payable hereunder;

(b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.04, 5.07, 5.08, 5.10 or the second sentence of 5.09, inclusive;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Borrower or any Material Subsidiary shall fail to make any payment in respect of Material Debt (other than the Loans) when due or within any applicable grace period;

(f) any event or condition shall occur and shall continue beyond the applicable grace or cure period, if any, provided with respect thereto so as to result in the acceleration of the maturity of Material Debt;

(g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to, or shall fail generally to, pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $50,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the ERISA Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 90 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(j) a judgment or other court order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue without being vacated, discharged, satisfied or stayed or bonded pending appeal for a period of 45 days; or

(k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than trustees and participants in employee benefit plans of the Company and its Subsidiaries or the Endowment or Trust, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of 50% or more of the outstanding shares of common stock of the Company; during any period of twelve consecutive calendar months, individuals who were directors of the Company on the first day of such period (together with any successors nominated or appointed by such directors in the ordinary course) shall cease to constitute a majority of the board of directors of the Company; or the Borrower shall cease to be a Subsidiary of the Company;

then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 66 2/3% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate and (ii) if requested by Banks holding more than 66 2/3% in aggregate principal amount of the Loans, by notice to the Borrower declare the Loans and all Reimbursement Obligations (together with accrued interest thereon) to be, and the Loans and all Reimbursement Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans and all Reimbursement Obligations (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

Section 6.03. Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Banks having at least 66 2/3% in the aggregate amount of the Commitments (or, if the Commitments shall have been terminated, holding at least 66 2/3% of the Letter of Credit Liabilities), deposit with the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements mutually satisfactory to the Administrative Agent and the Borrower) equal to the aggregate amount available for drawing under all Letters of Credit then outstanding at such time; provided that, upon the occurrence of any Event of Default specified in Section 6.01(g) or 6.01(h) with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Banks.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. Citibank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Citibank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it in good faith to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees thereunder.

Section 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation,(i) the Borrower, with the consent of the Required Banks (such consent not to be unreasonably withheld or delayed), or (ii) if an Event of Default has occurred and is continuing, then the Required Banks, shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder; provided that if such successor Administrative Agent is appointed without the consent of the Borrower, such successor Administrative Agent may be replaced by the Borrower with the consent of the Required Banks so long as no Event of Default has occurred and is continuing at the time. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.09. Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

Section 7.10. Other Agents. None of the Syndication Agent or the Documentation Agents, in their capacity as such, shall have any duties or obligations of any kind under this Agreement.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

(a) the Administrative Agent is advised by the Euro-Dollar Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Euro-Dollar Reference Banks in the relevant market for such Interest Period, or

(b) Banks having 66 2/3% or more of the aggregate amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.02. Illegality. If on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund any of its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not be otherwise disadvantageous to such Bank in the good faith exercise of its discretion. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 8.03. Increased Cost and Reduced Return. (a) If on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (the terms “Bank” and “Issuing Bank” shall include, for purposes of this Section 8.03, the holding company of any Issuing Bank) (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) issued on or after such date of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition (other than in respect of Taxes or Other Taxes) affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that no such amount shall be payable with respect to any period commencing more than 90 days prior to the date such Bank first notifies the Borrower of its intention to demand compensation therefor under this Section 8.03(a).

(b) If any Bank shall have determined that, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency given or made after the date of this Agreement, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that no such amount shall be payable with respect to any period commencing less than 30 days after the date such Bank first notifies the Borrower of its intention to demand compensation under this Section 8.03(b).

(c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 8.04. Taxes. (a) For purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, net worth or gross receipts and franchise or similar taxes imposed on it by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments except to the extent that such Bank is subject to United States withholding tax by reason of a U.S. Tax Law Change.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

“U.S. Tax Law Change” means with respect to any Bank or Participant the occurrence (x) in the case of each Bank listed on the signature pages hereof, after the date of its execution and delivery of this Agreement and (y) in the case of any other Bank, after the date such Bank shall have become a Bank hereunder, and (z) in the case of each Participant, after the date such Participant became a Participant hereunder, of the adoption of any applicable U.S. federal law, U.S. federal rule or U.S. federal regulation relating to taxation, or any change therein, or the entry into force, modification or revocation of any income tax convention or treaty to which the United States is a party.

(b) Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.

(d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter as required by law (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower two completed and duly executed copies of Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, or other documentation reasonably requested by the Borrower, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(e) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a U.S. Tax Law Change), such Bank shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to any Taxes or Other Taxes which would not have been payable had such form been so provided; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes (it being understood, however, that the Borrower shall have no liability to such Bank in respect of such Taxes).

(f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will take such action (including changing the jurisdiction of its Applicable Lending Office) as in the good faith judgment of such Bank (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

(g) If any Bank or the Administrative Agent receives a refund (including a refund in the form of a credit against taxes that are otherwise payable by the Bank or the Administrative Agent) of any Taxes or Other Taxes for which the Borrower has made a payment under Section 8.04(b) or (c) and such refund was received from the taxing authority which originally imposed such Taxes or Other Taxes, such Bank or the Administrative Agent agrees to reimburse the Borrower to the extent of such refund; provided that nothing contained in this paragraph (g) shall require any Bank or the Administrative Agent to seek any such refund or make available its tax returns (or any other information relating to its taxes which it deems to be confidential).

Section 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make or to continue or convert outstanding Loans as or into Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

(b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

Section 8.06. Substitution of Bank; Termination Option. If (i) the obligation of any Bank to make or to convert or continue outstanding Loans as or into Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Bank has demanded compensation under Section 8.03 or 8.04, (iii) any Bank exercises its right not to extend its Commitment Termination Date pursuant to Section 2.01(c) or (iv) Investment Grade Status ceases to exist as to any Bank, then:

(a) the Borrower shall have the right, with the assistance of the Administrative Agent, to designate a substitute bank or banks (which may be one or more of the Banks) mutually satisfactory to the Borrower, the Administrative Agent and the Issuing Banks (whose consent shall not be unreasonably withheld or delayed) to purchase for cash, pursuant to an Assignment and Assumption

Agreement in substantially the form of Exhibit D hereto, the outstanding Loans of such Bank and assume the Commitment and Letter of Credit Liabilities of such Bank, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the principal amount of all of such Bank’s outstanding Loans and funded Letter of Credit Liabilities plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Bank’s Commitment hereunder and all other amounts payable by the Borrower to such Bank hereunder plus such amount, if any, as would be payable pursuant to Section 2.13 if the outstanding Loans of such Bank were prepaid in their entirety on the date of consummation of such assignment; and

(b) if at the time Investment Grade Status exists as to the Borrower, the Borrower may elect to terminate this Agreement as to such Bank; provided that (i) the Borrower notifies such Bank through the Administrative Agent of such election at least three Euro-Dollar Business Days before the effective date of such termination, (ii) the Borrower repays or prepays the principal amount of all outstanding Loans made by such Bank plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Bank’s Commitment hereunder plus all other amounts payable by the Borrower to such Bank hereunder, not later than the effective date of such termination and (iii) if at the effective date of such termination, any Letter of Credit Liabilities are outstanding, the conditions specified in Section 3.02 would be satisfied (after giving effect to such termination) were the related Letters of Credit issued on such date. Upon satisfaction of the foregoing conditions, the Commitment of such Bank shall terminate on the effective date specified in such notice, its participation in any outstanding Letters of Credit shall terminate on such effective date and the participations of the other Banks therein shall be redetermined as of such date as if such Letters of Credit had been issued on such date.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or telecopy or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or telecopy or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telecopy or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telecopy or telex, when such telecopy or telex is transmitted to the telecopy or telex number specified in this Section and the appropriate answerback or confirmation slip, as the case may be, is received or (ii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent or any Issuing Bank under Article 2 or Article 8 shall not be effective until delivered.

Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Agents, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify each Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

Section 9.04. Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments with respect to the Loans and Letter of Credit Liabilities held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under this Agreement.

Section 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of any Agent or any Issuing Bank are affected thereby, by such Person); provided that no such amendment or waiver shall (a) unless signed by each affected Bank, (i) increase the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or interest thereon or any fees hereunder or for termination of any Commitment or (b) unless signed by all Banks, (i) change the definition of Required Banks or the provisions of this Section 9.05 or (ii) change the provisions of Section 9.04.

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and each Indemnitee, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may, with the consent (unless an Event of Default then exists) of the Borrower (such consent not to be unreasonably withheld or delayed), at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans and Letter of Credit Liabilities; provided that any Bank may, without the consent of the Borrower, at any time grant participating interests in its Commitment or any or all of its Loans and Letter of Credit Liabilities to another Bank, an Approved Fund or an Affiliate of such transferor Bank. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Issuing Banks and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest, subject to the performance by such Participant of the obligations of a Bank thereunder. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Bank may at any time assign to one or more banks or other financial institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000 (unless the Borrower and the Administrative Agent shall otherwise agree)) of all, of its rights and obligations under this Agreement and its Note (if any), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto executed by such Assignee and such transferor Bank, with (and only with and subject to) the prior written consent of the Issuing Banks, the Administrative Agent (which shall not be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, the Borrower (which shall not be unreasonably withheld or delayed); provided that unless such assignment is of the entire right, title and interest of the transferor Bank hereunder, after making any such assignment such transferor Bank shall have a Commitment of at least $10,000,000 (unless the Borrower and the Administrative Agent shall otherwise agree). Upon execution and delivery of such instrument of assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required by the Assignee, a Note is issued to the Assignee. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04. All assignments (other than assignments to Affiliates) shall be subject to a transaction fee established by, and payable by the transferor Bank to, the Administrative Agent for its own account (which shall not exceed $5,000).

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note (if any) to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder or modify any such obligations.

(e) No Assignee, Participant or other transferee of any Bank’s rights (including any Applicable Lending Office other than such Bank’s initial Applicable Lending Office) shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

Section 9.07. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.08. Confidentiality. Each Agent and each Bank agrees to keep any information delivered or made available by the Borrower pursuant to this Agreement confidential from anyone other than persons employed or retained by such Bank and its affiliates who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent any Bank from disclosing such information (a) to any other Bank or any Agent, (b) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by any Agent or any Bank prohibited by this Agreement, (f) in connection with any litigation to which any Agent, any Bank or its subsidiaries or Parent may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Bank’s or any Agent’s legal counsel and independent auditors and (i) subject to provisions substantially similar to those contained in this Section 9.08, to any actual or proposed Participant or Assignee.

Section 9.09. Governing Law; Submission to Jurisdiction. This Agreement and each Note (if any) shall be construed in accordance with and governed by the law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS, THE ISSUING BANKS AND THE BANKS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12. USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DUKE POWER COMPANY LLC (d/b/a DUKE ENERGY CAROLINAS, LLC)

By:

	Title:	Assistant Treasurer
	Address:	526 South Church Street Charlotte, NC 28202-1904
	Attention:	Stephen G. De May
	Telecopy number:	704-382-3288

CITIBANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:
Name:
Title:

BARCLAYS BANK PLC, as a Lender

By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as an Issuing Bank and as a Lender

By:
Name:
Title:

LEHMAN BROTHERS BANK, FSB, as a Lender

By:
Name:
Title:

ABN AMRO BANK N.V., as a Lender

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

MIZUHO CORPORATE BANK, LTD., as a Lender

By:
Name:
Title:

MORGAN STANLEY BANK, as a Lender

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI, LTD., NEW YORK BRANCH, as a Lender

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC, NEW YORK BRANCH, as a Lender

By:
Name:
Title:

UBS LOAN FINANCE LLC, as a Lender

By:
Name:
Title:

By:
Name:
Title:

WILLIAM STREET COMMITMENT CORPORATION, as a Lender (Recourse only to assets of William Street Commitment Corporation)

By:
Name:
Title:

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:
Name:
Title:

By:
Name:
Title:

SUNTRUST BANK, as a Lender

By:
Name:
Title:

THE NORTHERN TRUST COMPANY, as a Lender

By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

COMMITMENT SCHEDULE

Lender	Commitment
Citibank, N.A.	$41,000,000.00
Bank of America, N.A.	41,000,000.00
Barclays Bank PLC	41,000,000.00
JPMorgan Chase Bank, N.A.	41,000,000.00
Wachovia Bank, National Association	41,000,000.00
Lehman Brothers Bank, FSB	27,000,000.00
ABN AMRO Bank N.V.	23,000,000.00
Deutsche Bank AG New York Branch	23,000,000.00
KeyBank National Association	23,000,000.00
Mizuho Corporate Bank, Ltd.	23,000,000.00
Morgan Stanley Bank	23,000,000.00
The Bank of Tokyo-Mitsubishi, Ltd., New York Branch	23,000,000.00
The Royal Bank of Scotland plc, New York Branch	23,000,000.00
UBS Loan Finance LLC	23,000,000.00
William Street Commitment Corporation	23,000,000.00
Dresdner Bank AG, New York and Grand Cayman Branches	19,000,000.00
SunTrust Bank	19,000,000.00
The Northern Trust Company	12,000,000.00
Credit Suisse, Cayman Islands Branch	11,000,000.00
Total	$500,000,000.00

Pricing Schedule

Each of “Euro-Dollar Margin” and “Facility Fee Rate” means, for any date, the rate set forth below in the applicable row and column corresponding to the column and “Utilization” that exist on such date:

(basis points per annum)

Basis for Pricing	at least A by S&P or A2 by Moody’s	at least A- by S&P or A3 by Moody’s	at least BBB+ by S&P or Baa1 by Moody’s	at least BBB by S&P or Baa2 by Moody’s	at least BBB- by S&P or Baa3 by Moody’s	less than BBB- by S&P and less than Baa3 by Moody’s
Facility Fee*	6.0	7.0	8.0	10.0	12.5	17.5
Applicable Margin
Utilization** ≤ 50%	19.0	23.0	27.0	35.0	47.5	60.0
Utilization **> 50%	24.0	28.0	32.0	40.0	52.5	65.0

The Euro-Dollar Margin for any Term Loan shall equal the sum of (i) the rate that would otherwise be in effect based upon the table above and (ii) 12.5 basis points.

*The “Utilization” applicable to any date is the percentage equivalent of a fraction the numerator of which is the sum of (i) the aggregate outstanding principal amount of the Loans determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans plus (ii) the aggregate amount of the Letter of Credit Liabilities of all Banks at such time and the denominator of which is the aggregate amount of the Commitments at such date. If for any reason any Loans or Letter of Credit Liabilities remain outstanding following termination of the Commitments, Utilization will be deemed to be 100%.

The credit ratings to be utilized for purposes of this Schedule are those indicated for or assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating indicated for or assigned to any other debt security of the Borrower shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day. A change in credit rating will result in an immediate change in the applicable pricing. In the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable pricing is a rating one notch higher than the lower of the two.

EXHIBIT A

NOTE

New York, New York

                        , 20

For value received, Duke Power Company LLC, a North Carolina limited liability company (the “Borrower”), promises to pay to the order of (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the date specified in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Citibank, N.A., 388 Greenwich Street, New York, New York 10013.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank, and the Bank, if the Bank so elects in connection with any transfer or enforcement of its Note, may endorse on the schedule attached hereto appropriate notations to evidence the foregoing information with respect to the Loans then outstanding; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of June 29, 2006 among the Borrower, the banks listed on the signature pages thereof, Citibank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

DUKE POWER COMPANY LLC

By:
Title:

Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

2

EXHIBIT B-1

OPINION OF INTERNAL COUNSEL OF THE BORROWER

[Effective Date]

To the Banks and the Administrative Agent

      Referred to Below

c/o Citibank, N.A.

as Administrative Agent

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

I am [title of internal counsel] of Duke Power Company LLC (the “Borrower”) and have acted as its counsel in connection with the Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of June 29, 2006, among the Borrower, the banks listed on the signature pages thereof, Citibank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent. Capitalized terms defined in the Credit Agreement are used herein as therein defined. This opinion letter is being delivered pursuant to Section 3.01(b) of the Credit Agreement.

In such capacity, I or attorneys under my direct supervision have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, company records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, I am of the opinion that:

1. The Borrower is limited liability company, validly existing and in good standing under the laws of North Carolina.

2. The execution, delivery and performance by the Borrower of the Credit Agreement and any Notes are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for the approval of the obtaining of credit pursuant to the Credit Agreement by the North Carolina Utilities Commission and The Public Service Commission of South Carolina, which has been obtained) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of formation or limited liability company agreement of the Borrower or, to my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or, to my knowledge, result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

3. The Credit Agreement and any Notes executed and delivered as of the date hereof have been duly executed and delivered by the Borrower.

4. Except as disclosed in the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and its quarterly report on Form 10-Q for the period ended March 31, 2006, to my knowledge (but without independent investigation), there is no action, suit or proceeding pending or threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, which would be likely to be decided adversely to the Borrower or such Subsidiary and, as a result, to have a material adverse effect upon the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or any Notes.

The phrase “to my knowledge”, as used in the foregoing opinion, refers to my actual knowledge without any independent investigation as to any such matters.

I am a member of the Bar of the State of North Carolina and do not express any opinion herein concerning any law other than the law of the State of North Carolina and the federal law of the United States of America.

This opinion is rendered to you in connection with the above-referenced matter and may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other Person, firm or corporation without my prior written consent, except for Additional Banks and Assignees. My opinions expressed herein are as of the date hereof, and I undertake no obligation to advise you of any changes of applicable law or any other matters that may come to my attention after the date hereof that may affect my opinions expressed herein.

Very truly yours,

EXHIBIT B-2

OPINION OF

ROBINSON, BRADSHAW & HINSON, P.A.,

SPECIAL COUNSEL FOR THE BORROWER

[Effective Date]

To the Banks and the Administrative Agent

      Referred to Below

c/o Citibank, N.A.

as Administrative Agent

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

We have acted as counsel to Duke Power Company LLC, a North Carolina limited liability company (the “Borrower”), in connection with the Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of June 29, 2006, among Duke Power Company LLC, the banks listed on the signature pages thereof, Citibank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent. Capitalized terms used herein and not defined shall have the meanings given to them in the Credit Agreement. This opinion letter is being delivered pursuant to Section 3.01(b) of the Credit Agreement.

In connection with this opinion, we also examined originals, or copies identified to our satisfaction, of such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data contained therein, upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Borrower.

In rendering the opinions contained herein, we have assumed, among other things, that the Credit Agreement and any Notes to be executed (i) are within the Borrower’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) have been duly executed and delivered, (iv) require no action by or in respect of, or filing with, any governmental body, agency of official, and (v) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Borrower’s certificate of formation or limited liability company agreement or any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower. In addition, we have assumed that the Credit Agreement fully states the agreement between the Borrower and the Banks with respect to the matters addressed therein, and that the Credit Agreement constitutes a legal, valid and binding obligation of each Bank, enforceable in accordance with its respective terms.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction. For purposes of our opinions, we have disregarded the choice of law provisions in the Credit Agreement and, instead, have assumed with your permission that the Credit Agreement and the Notes are governed exclusively by the internal, substantive laws and judicial interpretations of the State of North Carolina. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Borrower, the Loans, or any of them.

Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that the Credit Agreement constitutes the legal, valid and binding obligation of the Borrower and the Notes, if and when issued, will constitute legal, valid and binding obligations of the Borrower, in each case, enforceable against the Borrower in accordance with its terms.

The opinions expressed above are subject to the following qualifications and limitations:

1. Enforcement of the Credit Agreement and the Notes is subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

2. Enforcement of the Credit Agreement and the Notes is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law) by which a court with proper jurisdiction may deny rights of specific performance, injunction, self-help, possessory remedies or other remedies.

3. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement or any Note that (i) purport to excuse a party for liability for its own acts, (ii) purport to make void any act done in contravention thereof, (iii) purport to authorize a party to act in its sole discretion, (iv) require waivers or amendments to be made only in writing, (v) purport to effect waivers of constitutional, statutory or equitable rights or the effect of applicable laws, (vi) impose liquidated damages, penalties or forfeiture, or (vii) purport to indemnify a party for its own negligence or willful misconduct. Indemnification provisions in the Credit Agreement are subject to and may be rendered unenforceable by applicable law or public policy, including applicable securities law.

4. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement or the Notes purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor, which may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees, including but not limited to North Carolina General Statutes § 6-21.2.

5. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement purporting to waive the right of jury trial. Under North Carolina General Statutes § 22B-10, a provision for the waiver of the right to a jury trial is unconscionable and unenforceable.

6. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement concerning choice of forum or consent to the jurisdiction of courts, venue of actions or means of service of process.

7. It is likely that North Carolina courts will enforce the provisions of the Credit Agreement providing for interest at a higher rate resulting from a Default or Event of Default (a ”Default Rate”) which rate is higher than the rate otherwise stipulated in the Credit Agreement. The law, however, disfavors penalties, and it is possible that interest at the Default Rate may be held to be an unenforceable penalty, to the extent such rate exceeds the rate applicable prior to a default under the Credit Agreement. Also, since North Carolina General Statutes § 24-10.1 expressly provides for late charges, it is possible that North Carolina courts, when faced specifically with the issue, might rule that this statutory late charge preempts any other charge (such as default interest) by a bank for delinquent payments. The only North Carolina case which we have found that addresses this issue is a 1978 Court of Appeals decision, which in our opinion is of limited precedential value, North Carolina National Bank v. Burnette, 38 N.C. App. 120, 247 S.E.2d 648 (1978), rev’d on other grounds, 297 N.C. 524, 256 S.E.2d 388 (1979). While the court in that case did allow interest after default (commencing with the date requested in the complaint) at a rate six percent in excess of pre-default interest, we are unable to determine from the opinion that any question was raised as to this being penal in nature, nor does the court address the possible question of the statutory late charge preempting a default interest surcharge. Therefore, since the North Carolina Supreme Court has not ruled in a properly presented case raising issues of its possible penal nature and those of North Carolina General Statutes § 24-10.1, we are unwilling to express an unqualified opinion that the Default Rate of interest prescribed in the Credit Agreement is enforceable.

8. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement relating to evidentiary standards or other standards by which the Credit Agreement are to be construed.

This opinion letter is delivered solely for your benefit in connection with the Credit Agreement and, except for any Additional Bank or any Assignee which becomes a Bank pursuant to Section 2.17 or 9.06(c) of the Credit Agreement, may not be used or relied upon by any other Person or for any other purpose without our prior written consent in each instance. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes of applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Very truly yours,

2

EXHIBIT C

OPINION OF

DAVIS POLK & WARDWELL, SPECIAL COUNSEL

FOR THE AGENTS

[Effective Date]

To the Banks and the Administrative Agent

      Referred to Below

c/o Citibank, N.A.,

as Administrative Agent

388 Greenwich Street

New York, New York 10013

Dear Sirs:

We have participated in the preparation of the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of June 29, 2006 among Duke Power Company LLC, a North Carolina limited liability company (the “Borrower”), the banks listed on the signature pages thereof (the “Banks”), Citibank, N.A., as Administrative Agent (the “Administrative Agent”), and Bank of America, N.A., as Syndication Agent, and have acted as special counsel for the Agents for the purpose of rendering this opinion pursuant to Section 3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, company records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower’s limited liability company powers and have been duly authorized by all necessary limited liability company action.

2. The Credit Agreement constitutes a valid and binding agreement of the Borrower and the Notes, if and when issued, constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

In giving the foregoing opinion, (i) we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect and (ii) we have relied, without independent investigation, as to all matters governed by the laws of North Carolina, upon the opinion of internal counsel of the Borrower, dated [Effective Date], a copy of which has been delivered to you.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person, firm or corporation without our prior written consent, except for Additional Banks and all Participants.

Very truly yours,

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of             , 20     among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), [DUKE POWER COMPANY LLC,] and CITIBANK, N.A., as Administrative Agent (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Amended and Restated Credit Agreement dated as of June 29, 2006 among Duke Power Company LLC (the “Borrower”), the Assignor and the other Banks party thereto, as Banks, the Administrative Agent and Bank of America, N.A., as Syndication Agent (the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower and participate in Letters of Credit in an aggregate principal amount at any time outstanding not to exceed $            ;1

WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $            are outstanding at the date hereof;

WHEREAS, Letters of Credit with a total amount available for drawing thereunder of $            are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $            (the “Assigned Amount”), together with a corresponding portion of its outstanding Loans and Letter of Credit Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;*

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by, and Letter of Credit Liabilities of, the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee [, the Borrower] [, the Issuing Banks] and the Administrative Agent, the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.2 It is understood that facility [and Letter of Credit] fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4. Consent to Assignment. This Agreement is conditioned upon the consent of [the Borrower,] [the Issuing Banks] and the Administrative Agent pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by [the Borrower,] [the Issuing Banks] and the Administrative Agent is evidence of this consent. Pursuant to Section 9.06(c) the Borrower agrees to execute and deliver a Note, if required by the Assignee, payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

SECTION 5. Non-reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of any Borrower, or the validity and enforceability of the obligations of any Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

[1]	The asterisked provisions shall be appropriately revised in the event of an assignment after the Commitment Termination Date.
[2]	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 8. Administrative Questionnaire. Attached is an Administrative Questionnaire duly completed by the Assignee.

2

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

[DUKE POWER COMPANY LLC]

By:
Title:

CITIBANK, N.A., as Administrative Agent

By:
Title:

3

EXHIBIT E

EXTENSION AGREEMENT

Citibank, N.A., as Administrative

Agent under the Credit Agreement

referred to below

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

Effective as of [date], the undersigned hereby agrees to extend its Commitment and Commitment Termination Date under the Amended and Restated Credit Agreement dated as of June 29, 2006 among Duke Power Company LLC (the “Borrower”), the Banks party thereto, Citibank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent (the “Credit Agreement”) for one year to [date to which its Commitment Termination Date is to be extended] pursuant to Section 2.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York. This Extension Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[NAME OF BANK]

By:
Title:

Agreed and Accepted:

DUKE POWER COMPANY, LLC as Borrower

By:
Title:

CITIBANK, N.A., as Administrative Agent

By:
Title:

2

EXHIBIT F

NOTICE OF ISSUANCE

Date:

To:	Citibank, N.A., as Administrative Agent
, as Issuing Bank

From:	Duke Power Company LLC

Re:	Amended and Restated Credit Agreement dated as of June 29, 2006 (as amended from time to time, the “Credit Agreement”) among Duke Power Company LLC (the “Borrower”), the Banks party thereto and Citibank, N.A., as Administrative Agent

The Borrower hereby gives notice pursuant to Section 2.15(b) of the Credit Agreement that the Borrower requests the above-named Issuing Bank to issue on or before                         a Letter of Credit containing the terms attached hereto as Schedule I (the “Requested Letter of Credit”).

The Requested Letter of Credit will be subject to [UCP 500] [ISP98].

The Borrower hereby represents and warrants to the Issuing Bank, the Administrative Agent and the Banks that:

(a) immediately after the issuance of the Requested Letter of Credit, (i) the sum of the aggregate amount of Letter of Credit Liabilities and the aggregate principal amount of the Revolving Credit Loans will not exceed the aggregate amount of the Commitments, and (ii) the aggregate amount of the Letter of Credit Liabilities shall not exceed $250,000,000;

(b) immediately after the issuance of the Requested Letter of Credit, no Default shall have occurred and be continuing; and

(c) the representations and warranties contained in the Credit Agreement (except the representations and warranties set forth in Sections 4.04(c) and 4.06 of the Credit Agreement) shall be true on and as of the date of issuance of the Requested Letter of Credit.

The Borrower hereby authorizes the Issuing Bank to issue the Requested Letter of Credit with such variations from the above terms as the Issuing Bank may, in its discretion, determine are necessary and are not materially inconsistent with this Notice of Issuance. The opening of the Requested Letter of Credit and the Borrower’s responsibilities with respect thereto are subject to [UCP 500] [ISP98] as indicated above and the terms and conditions set forth in the Credit Agreement.

Terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

DUKE POWER COMPANY LLC

By:

Title:

SCHEDULE I

Application and Agreement for

Irrevocable Standby Letter of Credit

To:                                                      (“Bank”)

Please TYPE information in the fields below. We reserve the right to return illegible applications for clarification.

Date:		The undersigned Applicant hereby requests Bank to issue and transmit by: ❑ Overnight Carrier ❑ Teletransmission ❑ Mail ❑ Other:
L/C No.	(Bank Use Only)

Explain:

an Irrevocable Standby Letter of Credit (the “Credit”) substantially as set forth below. In issuing the Credit, Bank is expressly authorized to make such changes from the terms herein below set forth as it, in its sole discretion, may deem advisable.

Applicant (Full name & address)	Advising Bank (Designate name & address only, if desired)

Beneficiary (Full name & address)	Currency and amount in figures:
Currency and amount in words:
Expiration Date:
Charges: the Bank’s charges are for our account; all other banking charges are to be paid by beneficiary.

Credit to be available for payment against Beneficiary’s draft(s) at sight drawn on Bank or its correspondent at Bank’s option accompanied by the following documents:
☐ Statement, purportedly signed by the Beneficiary, reading as follows (please state below exact wording to appear on the statement):
☐ Other Documents
☐ Special Conditions (including, if Applicant has a preference, selection of UCP as herein defined or ISP98 as herein defined).
☐ Issue substantially in form of attached specimen. (Specimen must also be signed by applicant.)

Complete only when the Beneficiary (Foreign Bank, or other Financial Institution) is to issue its undertaking based on this Credit.

☐ Request Beneficiary to issue and deliver their (specify type of undertaking)                  in favor of                  for an amount not exceeding the amount specified above, effective immediately relative to (specify contract number or other pertinent reference) to expire on                 . (This date must be at least 15 days prior to expiry date indicated above.) It is understood that if the Credit is issued in favor of any bank or other financial or commercial entity which has issued or is to issue an undertaking on behalf of the Applicant of the Credit in connection with the Credit, the Applicant hereby agrees to remain liable under this Application and Agreement in respect of the Credit (even after its stated expiry date) until Bank is released by such bank or entity.

Each Applicant signing below affirms that it has fully read and agrees to this Application. (Note: If a bank, trust company, or other financial institution signs as Applicant or joint and several co-Applicant for its customer, or if two Applicants jointly and severally apply, both parties sign below.) Documents may be forwarded to the Bank by the beneficiary, or the negotiating bank, in one mail. Bank may forward documents to Applicant’s customhouse broker, or Applicant if specified above, in one mail. Applicant understands and agrees that this Credit will be subject to the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce currently in effect, and in use by Bank (“UCP”) or to the International Standby Practices of the International Chamber of Commerce, Publication 590 or any subsequent version currently in effect and in use by Bank (“ISP98”).

(Print or type name of Applicant)	(Print or type name of Applicant)
(Address)	(Address)
Authorized Signature (Title)	Authorized Signature (Title)
Authorized Signature (Title)	Authorized Signature (Title)
Customer Contact:	Phone:

BANK USE ONLY NOTE: Application will NOT be processed if this section is not complete.
Approved (Authorized Signature)			Date:
Approved (Print name and title)			City:
Customer SIC Code:	Borrower Default Grade:		Telephone:

Charge DDA#:	Fee:	RC #:	CLAS Bank #:	CLAS Obligor #:

Other (please explain):

2

EXHIBIT G

APPROVED FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

BENEFICIARY:

LADIES AND GENTLEMEN:

WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER                     , IN FAVOR OF [INSERT BENEFICIARY NAME], BY ORDER AND FOR THE ACCOUNT OF DUKE POWER COMPANY LLC, [ON BEHALF OF [INSERT NAME OF DUKE POWER COMPANY LLC’S AFFILIATE OR SUBSIDIARY],] AT SIGHT FOR UP TO                      U.S. DOLLARS (                      UNITED STATES DOLLARS) AGAINST THE FOLLOWING DOCUMENTS:

1) A BENEFICIARY’S SIGNED CERTIFICATE STATING “[DUKE POWER COMPANY LLC/[INSERT NAME OF DUKE POWER COMPANY LLC’S AFFILIATE OR SUBSIDIARY]] IS IN DEFAULT UNDER ONE OR MORE AGREEMENTS BETWEEN [DUKE POWER COMPANY LLC/[INSERT NAME OF DUKE POWER COMPANY LLC’S AFFILIATE OR SUBSIDIARY]] AND [INSERT BENEFICIARY’S NAME].”

OR

2) A BENEFICIARY’S SIGNED CERTIFICATE STATING “[INSERT BENEFICIARY’S NAME] HAS REQUESTED ALTERNATE SECURITY FROM [DUKE POWER COMPANY LLC/[INSERT NAME OF DUKE POWER COMPANY LLC’S AFFILIATE OR SUBSIDIARY]] AND [DUKE POWER COMPANY LLC/[INSERT NAME OF DUKE POWER COMPANY LLC’S AFFILIATE OR SUBSIDIARY]] HAS NOT PROVIDED ALTERNATE SECURITY ACCEPTABLE TO [INSERT BENEFICIARY’S NAME] AND THIS LETTER OF CREDIT HAS LESS THAN TWENTY DAYS UNTIL EXPIRY.”

AND

3) A DRAFT STATING THE AMOUNT TO BE DRAWN.

SPECIAL CONDITIONS:

1. PARTIAL DRAWINGS ARE PERMITTED.

2. DOCUMENTS MUST BE PRESENTED AT OUR COUNTER NO LATER THAN                     , WHICH IS THE EXPIRY DATE OF THIS STANDBY LETTER OF CREDIT.

WE HEREBY ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT                      ON OR BEFORE THE EXPIRY DATE OF THIS CREDIT.

EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, 1993 REVISION, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500.

COMMUNICATIONS WITH RESPECT TO THIS STANDBY LETTER OF CREDIT SHALL BE IN WRITING AND SHALL BE ADDRESSED TO US AT                                 , SPECIFICALLY REFERRING TO THE NUMBER OF THIS STANDBY LETTER OF CREDIT.

VERY TRULY YOURS

[ISSUING BANK]